Exhibit 10.15.3
EXECUTION

AMENDMENT NO. 2 TO DEVELOPMENT AND LICENSE AGREEMENT
This Amendment No. 2 to Development and License Agreement, dated as of February 7, 2020 (this “Amendment”), is entered into by and between Nexperia B.V., a private limited liability company incorporated under the laws of the Netherlands, with its registered office at Jonkerbosplein 52, 6534 AB Nijmegen, the Netherlands (“Nexperia”) and Transphorm, Inc., a Delaware corporation (“Transphorm”), and amends that certain Development and License Agreement, dated as of April 4, 2018, by and between Nexperia and Transphorm, as previously amended by Amendment No. 1 dated March 21, 2019 (such Development and License Agreement and Amendment No. 1, collectively, the “Agreement”). Capitalized terms used herein but not defined herein are used as defined in the Agreement.
W I T N E S S E T H:
WHEREAS, Transphorm intends to enter into an agreement and plan of merger and reorganization with Peninsula Acquisition Corporation, a Delaware corporation (“Parent”), and Peninsula Acquisition Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Transphorm, the corporate existence of Merger Sub will cease, and Transphorm will become a wholly-owned subsidiary of Parent (the “Transaction”), which Transaction will result in a Change of Control of Transphorm; the date on which the closing of the Transaction will occur is referred to herein as the “Closing Date”;
WHEREAS, the Parties wish for the Agreement to continue in full force and effect in accordance with its terms through and following the closing of Transaction, except to the extent otherwise set forth in this Amendment;
WHEREAS, in anticipation of and contingent upon the closing of the Transaction, the Parties also wish to modify certain terms and conditions of the Agreement, effective as of the Closing Date immediately prior to the consummation of the Transaction;
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	Effective as of the Closing Date immediately prior to the consummation of the Transaction, Section 1.7 of the Agreement shall be replaced in its entirety with the following:
“Change of Control” means the occurrence of any of the following events: (i) a consolidation, merger or other business transaction of a Party (or its parent entity) with or into any other entity as a result of which the stockholders of such Party (or its parent entity) immediately prior to such transaction do not own at least 50% of the issued and outstanding stock (or, if not a corporation, the equity interests) of the surviving or resulting entity (or if such surviving or resulting entity is a wholly-owned subsidiary immediately following such transaction, its parent); (ii) a person or entity (or a group of persons or entities, as described in Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires more than 50% of the issued and outstanding voting stock of such Party (or its parent entity); (iii) the sale, assignment, license or other disposition of all or substantially all of the assets of such Party (or its parent entity); or (iv) the closing of Transphorm’s (or its parent entity’s) first firm commitment underwritten public offering of stock registered under the Securities Act of 1933, as amended.

2.
Each of Nexperia and Transphorm agrees that the Transaction shall not be deemed to be, or deemed to result in, directly or indirectly, a Change of Control of Transphorm, including without limitation for purposes of Section 1.19 of the Agreement.

3.	Effective as of the Closing Date immediately prior to the consummation of the Transaction, Section 1.19 of the Agreement shall be replaced in its entirety with the following:
“Lead Time Period” means the period starting on the Effective Date and ending on the earlier of: (i) the fifth anniversary of the Effective Date, and (ii) 12 months after the date on which a Change of Control of Transphorm is effectuated.

4.
Notwithstanding the foregoing, to the extent the Transaction is deemed to result in a Change of Control of Transphorm, Nexperia acknowledges and agrees that it has received written notice thereof, and further that this Amendment independently satisfies all obligations of Transphorm to provide written notice to Nexperia of such Change of Control as required by Section 14.2 of the Agreement. Nexperia: (i) acknowledges that the Agreement shall continue in full force and effect in accordance with its terms through and following the Closing Date; and (ii) hereby waives any right to terminate the Agreement upon a Change of Control of Transphorm resulting from or in connection with the Transaction.

5.
After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Agreement as amended by this Amendment.

6.
Except as set forth in this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.  In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment will control.

7.
The Agreement, as amended by this Amendment, constitutes the entire understanding and agreement of the parties, and supersedes all prior written or oral agreements, with respect to the subject matter hereof. The terms of Section 18 of the Agreement with respect to Governing Law and Choice of Forum are incorporated herein by reference, mutatis mutandis, and the Parties hereto agree to such terms.

8.
This Amendment may be executed in counterparts, and transmitted by facsimile or by electronic mail with scan attachment or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party's signature, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

AS WITNESS, the Parties have, by their duly authorized representatives, executed this Amendment on the date first written above.

NEXPERIA B.V.		TRANSPHORM, INC.

By:	/s/ Charles Smit	By:	/s/ Primit Parikh

Print Name:	Charles Smit	Print Name:	Primit Parikh

Title:	SVP & General Counsel	Title:	Co Founder & COO

[Signature page to Amendment No. 2 to Development and License Agreement]